Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-282622

Prospectus Supplement No. 5

(To Prospectus dated November 1, 2024)

SABLE OFFSHORE CORP.

This prospectus supplement updates, amends and supplements the prospectus dated November 1, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282622). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Sable Offshore Corp.’s Common Stock is quoted on the New York Stock Exchange under the symbol “SOC.” On February 12, 2025, the closing price of our Common Stock was $24.47.

WE ARE AN “EMERGING GROWTH COMPANY” UNDER FEDERAL SECURITIES LAWS AND ARE SUBJECT TO REDUCED PUBLIC REPORTING REQUIREMENTS. INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 17 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 13, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2025

Sable Offshore Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40111	85-3514078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

845 Texas Avenue, Suite 2920 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 579-6161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SOC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On February 12, 2025, the Santa Barbara County Planning and Development Department (the “County”) delivered a letter to Sable Offshore Corp. (“Sable”) confirming that certain pipeline repair work on the Las Flores Pipeline System (the “Pipeline”) is “authorized by the existing permits (Final Development Plan, Major Conditional Use Permit, and associated Coastal Development Permits) and was analyzed in the prior Environmental Impact Report/Environmental Impact Statement (EIR/EIS).” The letter states in part that “[t]he County previously exercised its authority under its Local Coastal Program and delegated Coastal Act authority in approving the permits and the requested anomaly repair work is within the scope of those approved permits.” A copy of this letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In addition, also on February 12, 2025, the County, acting under its certified Local Coastal Program authority under the Coastal Act, delivered a letter to the California Coastal Commission (the “Commission”). In this letter, the County states that the anomaly repair work as described in the attachments is “authorized by the existing permits (Final Development Plan, Major Conditional Use Permit, and associated Coastal Development Permits) and was analyzed in the prior Environmental Impact Report/Environmental Impact Statement. Thus, no further application to or action by the County is required.” A copy of this letter is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Separately, the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration (“PHMSA”), on February 11, 2025, delivered notices to the California Office of the State Fire Marshal (the “OSFM”) that PHMSA does not object to the OSFM’s December 17, 2024 Letter of Decision approving the implementation of enhanced integrity standards for the Pipeline through OSFM’s granting of state waivers of certain regulatory requirements related to cathodic protection and seam weld corrosion for the Pipeline. Copies of these notices are attached hereto as Exhibits 99.3 and 99.4 and are incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

The information in this Current Report on Form 8-K includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “ may,” “ believe,” “ anticipate,” “ intend,” “ estimate,” “expect,” “project,” “continue,” “plan,” forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence production of the SYU assets and the cost and time required therefor; litigation, complaints and/or adverse publicity; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this Current Report on Form 8-K.

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Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibits

99.1	Letter from the Santa Barbara County Planning and Development Department to Sable Offshore Corp., dated February 12, 2025.

99.2	Letter from the Santa Barbara County Planning and Development Department to California Coastal Commission, dated February 12, 2025.

99.3	Notice from U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration, dated February 11, 2025.

99.4	Notice from U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration, dated February 11, 2025.

104	Cover page Interactive data file (embedded within the inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sable Offshore Corp.

Date: February 13, 2025	By:	/s/ Gregory D. Patrinely
	Name:	Gregory D. Patrinely
	Title:	Executive Vice President and Chief Financial Officer

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Exhibit 99.1

Exhibit 99.2

Planning and Development Lisa Plowman, Director Jeff Wilson, Assistant Director Elise Dale, Assistant Director

February 12, 2025

Mr. Cassidy Teufel

Deputy Director

California Coastal Commission

455 Market Street, Suite 300

San Francisco, CA 94105

Sent via email: Cassidy.Teufel@Coastal.ca.gov

SUBJECT:  Sable Offshore Corp. –California Coastal Commission’s (CCC) Consolidated Permit Request

Dear Mr. Teufel,

The purpose of this letter is to respond to a request by Coastal Commission that the County of Santa Barbara consent to the Coastal Commission processing a consolidated Coastal Development Permit related to Sable’s activities identified in the November 2024 Executive Director Cease and Desist Order. (Pub. Resources Code § 30601.3(a)(2).)

The basis for this request is Coastal Commission staff assert Sable conducted work within the Coastal Commission’s area of original jurisdiction. As discussed in the enclosed letter, Planning and Development has concluded that the “anomaly repair work” in the enclosed descriptions of work for case numbers 24ZCI-00090, 24ZCI-00091, 24ZCI-00095, and 24ZCI-00096 is authorized by the existing permits (Final Development Plan, Major Conditional Use Permit, and associated Coastal Development Permits) and was analyzed in the prior Environmental Impact Report/Environmental Impact Statement. Thus, no further application to or action by the County is required.

However, if Coastal Commission staff receive consent from Sable to process a consolidated permit application, the County would not object to and would consent to Coastal Commission handling the consolidated permitting for this matter.

123 E. Anapamu Street, Santa Barbara, CA 93101 ● (805) 568-2000 ● Fax (805) 568-2030

624 W. Foster Road, Santa Maria, CA 93455 ● (805) 934-6250 ● Fax (805) 934-6258

www.countyofsb.org; Follow us @CountyofSB

Sable Offshore Corp – CCC Consolidated Permit Request: Page 2

Please let me know if you have any questions.

Best,

Lisa Plowman
Director

Enclosure:  Letter from County to Sable dated February 12, 2025

CC:	Steve Rusch, Sable Offshore Corp./Pacific Pipeline Corporation, via email
srusch@sableoffshore.com
Mickey Johnson, ExxonMobil Upstream Company, via email
mickey.d.johnson@exxonmobil.com

Santa Barbara County Planning & Development Department

www.countyofsb.org

Sable Offshore Corp – CCC Consolidated Permit Request: Page 3

Santa Barbara County Planning & Development Department

www.countyofsb.org

Exhibit 99.3

U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration	1200 New Jersey Avenue, SE Washington, DC 20590

February 11, 2025

Mr. James Hosler

Assistant Deputy Director

Chief of Pipeline Safety and CUPA Programs

Department of Forestry and Fire Protection

Office of the State Fire Marshal

3780 Kilroy Airport Way, Suite 500

Long Beach, CA 90806

Re: Docket No. PHMSA-2025-0003

Dear Mr. Hosler:

On December 17, 2024, pursuant to 49 United States Code (USC) § 60118(d), the Pipeline and Hazardous Materials Safety Administration (PHMSA) received a notification letter from CAL FIRE – Office of the State Fire Marshal (OSFM), granting a waiver of 49 Code of Federal Regulations (CFR) § 195.452(h)(4)(iii)(H) to Sable Offshore Corp (Sable). This waiver will allow Sable to manage the risk of corrosion under insulation that may occur as a result of inadequate cathodic protection due to the shielding effects of the polyurethane foam insulation and the polyethylene tape wrap.

The OSFM granted the state waiver to Sable in accordance with the terms of the Consent Decree between Plains Pipeline, L.P. (Plains), the United States of America, and the People of the State of California, DOJ Case Ref. No. 90-5-1-1-1130, as well as for variance from the evaluation and remediation requirements of 49 CFR § 195.452(h)(4)(iii)(H) for 113.56 miles of 30-inch diameter pipeline (Sable CA-325A/B) between Gaviota, Sisquoc, and Pentland, California. The state waiver requires Sable comply with over 60 conditions, including this pipeline be hydrostatically tested using a “spike” hydrostatic test prior to putting the pipeline into operation, and the pipeline be inspected with ultrasonic thickness wall measurement and ultrasonic shear wave crack detection in-line inspection tools capable of assessing seam integrity and detecting corrosion, deformation, and cracking-type anomalies within seven days of achieving initial steady state operation of the pipeline. Thereafter, the pipeline must be reassessed at least every year.

Pursuant to 49 USC § 60118(d), PHMSA does not object to granting of this waiver by the OSFM for the Sable CA-325A&B pipeline. PHMSA requests that a copy of OSFM’s final waiver to Sable be forwarded to PHMSA within 30 days of the issuance.

If you wish to discuss this or any other pipeline safety matter, my staff would be pleased to assist you. Please contact Max Kieba, Director of Engineering and Research Division at 202-493-0595, for technical matters.

Sincerely,
ALAN KRAMER MAYBERRY	Digitally signed by ALAN KRAMER MAYBERRY Date: 2025.02.11 12:30:44 -05’00’

Alan K. Mayberry,
Associate Administrator for Pipeline Safety

PHMSA-2025-0003 – California Office of the State Fire Marshall	Page 2 of 2

Exhibit 99.4

U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration	1200 New Jersey Avenue, SE Washington, DC 20590

February 11, 2025

Mr. James Hosler

Assistant Deputy Director

Chief of Pipeline Safety and CUPA Programs

Department of Forestry and Fire Protection

Office of the State Fire Marshal

3780 Kilroy Airport Way, Suite 500

Long Beach, CA 90806

Re: Docket No. PHMSA-2025-0002

Dear Mr. Hosler:

On December 17, 2024, pursuant to 49 United States Code (USC) § 60118(d), the Pipeline and Hazardous Materials Safety Administration (PHMSA) received a notification letter from CAL FIRE – Office of the State Fire Marshal (OSFM), granting a waiver of 49 Code of Federal Regulations (CFR) § 195.452(h)(4)(iii)(H) to Sable Offshore Corp (Sable). This waiver will allow Sable to manage the risk of corrosion under insulation that may occur as a result of inadequate cathodic protection due to the shielding effects of the polyurethane foam insulation and the polyethylene tape wrap.

The OSFM granted the state waiver to Sable in accordance with the terms of the Consent Decree between Plains Pipeline, L.P. (Plains), the United States of America, and the People of the State of California, DOJ Case Ref. No. 90-5-1-1-1130, as well as for variance from the evaluation and remediation requirements of 49 CFR § 195.452(h)(4)(iii)(H) for 10.86 miles of 24-inch diameter pipeline (Sable CA-324) between Las Flores Canyon and Gaviota, California. The state waiver requires Sable comply with over 60 conditions, including this pipeline be hydrostatically tested using a “spike” hydrostatic test prior to putting the pipeline into operation, and the pipeline be inspected with ultrasonic thickness wall measurement and ultrasonic shear wave crack detection in-line inspection tools capable of assessing seam integrity and detecting corrosion, deformation, and cracking-type anomalies within seven days of achieving initial steady state operation of the pipeline. Thereafter, the pipeline must be reassessed at least every year.

Pursuant to 49 USC § 60118(d), PHMSA does not object to granting of this waiver by the OSFM for the Sable CA-324 pipeline. PHMSA requests that a copy of OSFM’s final waiver to Sable be forwarded to PHMSA within 30 days of the issuance.

If you wish to discuss this or any other pipeline safety matter, my staff would be pleased to assist you. Please contact Max Kieba, Director of Engineering and Research Division at 202-493-0595, for technical matters.

Sincerely,
ALAN KRAMER MAYBERRY	Digitally signed by ALAN KRAMER MAYBERRY Date: 2025.02.11 12:30:07 -05’00’

Alan K. Mayberry,
Associate Administrator for Pipeline Safety

PHMSA-2025-0002 – California Office of the State Fire Marshall	Page 2 of 2